Exhibit 10.18

CBS Radio Inc.

AGREEMENT

This agreement (the “Agreement”) dated as of April 26th, 2012, is by and between CBS Radio d/b/a WFAN 660AM (“CBS Radio”) 345 Hudson Street 10th Floor, New York, NY 10014, and Healthcare Distribution Specialists ("Sponsor"). 9337 Fraser Avenue, Silver Spring, MD 20910 with respect to advertising, On WFAN, beginning during the week of May 28th, 2012.

1.

The terms of this Agreement will commence the week of May 28th, 2012 and will continue through the week of June 11th, 2012 or until all aspects of this agreement have been fulfilled. This agreement shall remain in force except in the event of a cancelation request by the sponsor. Healthcare Distribution Specialists must provide a letter to CBS radio, and can do so without cause. A cancellation can take place at any time during the flight of the agreement, and will be confirmed by a letter addressed to CBS Radio.

2.

CBS Radio Responsibilities. CBS agrees that it shall be responsible for providing Sponsor the following elements for 3 weeks beginning on 5/28/2012:

Months Include: May, and June 2012

On Air:

•

(15x) :60 second Live Reads by Boomer Esiason 6a-10a (1x per day)

•

(15x) :30 second Live Reads  by Boomer Esiason 6a-I0a (1x per day)

•

(I 5x) :30 second Live Reads  By' Joe Benigno 10a-1 p (1x per day)

•

(45x) :30 second recorded ads (Recorded By Boomer) running M-Su 6a-8p (15x per week)

•

(60x) :05 second LIVE mentions as a sponsor of 20/20 sports updates to run M-F 6a-12m (20x per week) Online:

•

(1,000,000) :60 audio impressions + 300x250 synched banner on WFAN.com LIVE stream

•

(378,571) 300x250 banner ads on the Sports Hub @ CBSNewYork.com

•

(285,714) 300x250 Content Targeted banner ads on the Health Hub CBSNewYork.com On Site:

•

(4x) 2hr Van Hits At Key Retailer Locations

Sponsorships:

•

Sponsorship Of Breakfast With Champions Featuring Mets Manager Terry Collins Hard Rock on May 16th

•

Sponsorship Of Breakfast With Champions Featuring Yankees Manager Joe Girardi Hard Rock on June 26th

•

Sponsorship Of Subway Series Broadcast (Mets @  Yankees) on June 8th

•

Sponsorship Of Subway Series Broadcast (Yankees @ Mets) on June 22nd

•

WFAN Will Attempt To Coordinate a Blood Drive With The Red Cross On Behalf Of Healthcare Distribution Specialists(PENDING)

3.

Sponsor's Responsibilities. Sponsor agrees that they shall be responsible for the following:

•

Funding for the sponsorship with payment terms as noted in article 4 below.

•

Authorized use of Healthcare Distribution Specialists logos, Talking Points and Produced Advertisements as may be necessary to this program.

4.

Fees/Revenues. The parties agree to the following:

•

Healthcare Distribution Specialists shall pay to CBS Radio a total sum of $48,500 (the "Fee") payable according to the schedule below:

a.

Net Investment of $48,500 to be paid via Cash In Advance terms, as agreed upon by both parties.

b.

Payment Shall be made Via Check

(Addressed To: WFAN-AM. Attn: Chris Borelli 345 Hudson Street, 10th Floor, New York, NY, 10014)

In Witness whereof, this Agreement and the standard terms and conditions attached hereto is executed as of the date set forth above.

CBS Radio New York

By: /s/ Christopher Borelli  4/26/12

Christopher Borelli

Senior Account Executive, WFAN 660AM

Sponsor

By: /s/ Mackie A. Barch   4/26/12

Mackie A. Barch

CEO, Healthcare Distribution Specialists

CBS Radio

Standard Terms and Conditions

Representation and warranties. Each party hereto represents, warrants and covenants to others as that (a) it has the full right and legal authority to enter into and fully perform this Agreement in accordance with the terms and conditions hereof; and (b) the execution, delivery and performance of this Agreement does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound. and no approval or other action by any governmental authority or agency, or any other individual or entity, is required in connection herewith.

Indemnity. Each CBS Radio and Sponsor, shall indemnify, defend, and hold harmless the other party (the Indemnified Party"), its affiliates and their respective officers, directors, employees and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable outside attorneys' fees and expenses, resulting from (a) any breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement; (b) out of any failure of such party to comply with any applicable laws, statutes, ordinances or regulations; (c) any act or omission or negligence of such party or its employees, agents, contractors or invitees; and/or (d) any claim for personal injury or property damage or otherwise brought on behalf of any third party person, firm or corporation against the Indemnified Party as a result of or in connection with services provided by the indemnifying party under this Agreement, which claim does not result from the intentional acts or gross negligence of the Indemnified Party. All of the foregoing indemnities shall survive the termination of this Agreement.

Trademarks. Sponsor hereby grants CBS Radio, and CBS Radio hereby accepts from Sponsor for the Term of this Agreement the right to use the names, designs, illustrations, logos and trademarks of Sponsors in connection with the promotion of the Event; provided, however, that CBS Radio shall be bound by any restrictions which Sponsor informs CBS Radio of in advance and in writing,

Entire Agreement: Choice of Laws: Severability. This Agreement constitutes the entire agreement between the parties and shall supersede any and all other agreements, whether oral or otherwise, between the parties. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both parties. The Agreement will be governed by and construed according to the laws of the State of California. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be deemed original, and all of which together will constitute one and the same instrument.